                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         CANDLEWOOD HOTEL COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:
    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement no.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

                                 [Company Logo]



                             ----------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 17, 1999

                             ----------------------


        The 1999 Annual Meeting of the Stockholders of Candlewood Hotel Company, Inc. (the "Company") will be held at 10:00 a.m. local time, on May 17, 1999, at the Company's executive offices at 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206, for the following purposes:

        1. To elect a board of twelve directors for the ensuing year or until the election and qualification of their respective successors; and

        2. To transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on April 6, 1999, the record date, will be entitled to notice of, and to vote at, the 1999 Annual Meeting of Stockholders and any adjournment thereof.


                                            By Order of the Board of Directors,


                                            /s/ Warren D. Fix
                                            ------------------------------------
                                            Warren D. Fix
                                            Secretary


Wichita, Kansas
Dated: April 15, 1999

                                [Candlewood Logo]



                     8621 East 21st Street North, Suite 200
                              Wichita, Kansas 67206

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 17, 1999

                                -----------------

                                 PROXY STATEMENT

                                -----------------

                             SOLICITATION OF PROXIES

        The accompanying proxy is solicited on behalf of the Board of Directors of Candlewood Hotel Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Company's executive offices located at 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206, on May 17, 1999 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

        All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the twelve nominees to the Board of Directors listed herein.

        Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

        This proxy statement is being mailed to the Company's stockholders on or about April 15, 1999. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

        Only holders of record of the 9,025,000 shares of the Company's common stock (the "Common Stock"), the 65,000 shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") and the 42,000 shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock", together with the Series A Preferred Stock, the "Preferred Stock") outstanding at the close of business on the record date, April 6, 1999, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of the Company's Common Stock and 105.26316 votes for each share of Preferred Stock held of record by such stockholder on April 6, 1999 (the "Record Date"). Accordingly, an aggregate of 20,288,158 votes may be cast on each matter to be considered at the Meeting.

        In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of the Company entitled to vote at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (I.E., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth, as of March 19, 1999, the amount and percentage of the outstanding shares of the Company's Common Stock, Preferred Stock and Common Share Equivalents (the Common Stock together with the Preferred Stock on an as-converted basis) which, according to the information supplied to the Company, are beneficially owned by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of such securities, (ii) each person who is currently a director of the Company (each of whom is also a nominee for election as a director of the Company), (iii) each Named Executive Officer (as defined on page 9 hereof), and (iv) all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares which are deemed beneficially owned by such person or entity.

                                       Shares Beneficially Owned
                                   -------------------------------------                            Common Share
                                  Series A Preferred  Series B Preferred        Common              Equivalents(3)
                                  ------------------  ------------------  --------------------   --------------------
NAME AND ADDRESS OF                         Percent            Percent                Percent                Percent
BENEFICIAL OWNER (1)                Number  of Class  Number   of Class   Number(2)   of Class     Number    of Class
--------------------               -------  --------  ------   --------   ---------   --------   ---------   --------
DIRECTORS/NOMINEES AND
NAMED EXECUTIVE OFFICERS:
Gary E. Costley (4).............       0       --        0        --          6,000        *         6,000        *
Robert J. Cresci (5)(6).........       0       --        0        --          2,500        *         2,500        *
Jack P. DeBoer (6)(7)...........   1,000     1.54%       0        --      2,087,149     23.13%   2,192,412      10.81%
Richard J. Ferris (8)...........       0       --        0        --          2,500        *         2,500        *
Warren D. Fix (6)(9)............     250        *        0        --        299,965      3.31      326,281       1.61
Jeffrey F. Hitz (10)............       0       --        0        --         14,300        *        14,300        *
Thomas L. Keltner (6)...........       0       --        0        --              0        --            0         --
Thomas R. Kennalley (11)........       0       --        0        --          6,250        *         6,250        *
Robert S. Morris (6)(12)........       0       --        0        --          2,500        *         2,500        *
Thomas H. Nielsen...............       0       --        0        --              0        --            0         --
Frank J. Pados, Jr. (6)(13).....       0       --        0        --          2,500        *         2,500        *
William L. Perocchi.............       0       --        0        --          3,000        *         3,000        *
James E. Roos (14)..............       0       --        0        --         25,000        *        25,000        *
Tony M. Salazar (15)............       0       --        0        --          7,000        *         7,000        *
Thomas L. Storey (6)............       0       --        0        --              0        --            0         --
 All directors and executive
  officers as a group
  (18 persons)(4)(5)(7)(8)(9)
  (10)(11)(12)(13)(14)(15)......   1,250     1.92        0        --      2,487,019     27.21    2,669,448      12.84

5% BENEFICIAL HOLDERS:
Stockholders Group (6)..........  64,250    98.85   41,790     99.50%     5,414,460     57.70   16,576,565      80.28
Doubletree Corporation
  ("Doubletree") (6)(16)........       0       --        0        --      2,587,500     28.67    2,587,500      12.75
  410 N. 44th Street
  Phoenix, Arizona 85008
Olympus Growth Fund, II,
  L.P.(6)(17)...................   9,900    15.23    4,841     11.53         38,728       *      1,590,412       7.82
  One Station Place
  Stamford, Connecticut 06430
Whiting & Co. (6)(18)...........  10,000    15.38        0        --              0        --    1,052,632       5.19
  c/o  J.P. Morgan
  Investment Mgmt.
  522 Fifth Avenue,
  6th Floor
  New York, New York  10036
Chase Venture Capital
  Associates (6)(18)............   7,000    10.77        0        --              0        --      736,842       3.63
  380 Madison Avenue,
  12th Floor
  New York, New York  10017
LNR Candlewood Holdings,
  Inc. (6)(19)..................   7,000    10.77        0        --              0        --      736,842       3.63
Leisure Colony Management Corp.
LNR Property Corporation
  760 N.W. 107th Avenue,
  Suite 300
  Miami, Florida 33172
Pecks Management Partners
  Ltd.(6)(20)...................   7,000    10.77    7,900     18.81         63,200       *      1,631,621       8.02
  One Rockefeller Plaza,
  Suite 900
  New York, New York 10020
Private Equity Investors III,
  L.P.(6)(21)...................   3,500     5.38   12,000     28.57         96,000     1.05     1,727,578       8.48
  540 Madison Avenue,
  36th Floor
  New York, New York  10022
Equity-Linked Investors-II,
  L.P.(6)(22)...................   3,500     5.38   12,000     28.57         96,000     1.05     1,727,578       8.48
  540 Madison Avenue,
  36th Floor
  New York, New York 10022
Advance Capital Associates,
  L.P. (23) ....................   3,250     5.00    2,000      4.76         16,000      *         568,630       2.8
Advance Capital Management, LLC
  660 Madison Avenue,
  15th Floor
  New York, New York 10021
The FFJ Nominee Trust (6)(18)....  3,250     5.00        0        --              0      --        342,105       1.69
  Samuel T. Byrne, Trustee
  c/o Boston Capital
  Institutional Advisors
  One Boston Place
  Boston, Massachusetts
  02108-4406
Mutual Life Insurance Company
  of New York(6)(24).............  3,250     5.00    3,000      7.14         24,000      *         681,895       3.36
  1740 Broadway
  New York, New York  10019
Allied Capital Corporation (25)..  3,250     5.00        0        --              0      --        342,105       1.69
  1666 K. Street, N.W.
  9th Floor
  Washington, DC 20006

-----------------
 *   Less than one percent.

 (1) The address of each of the directors and officers listed in the table is 8621 E. 21st Street North, Suite 200, Wichita, Kansas 67206.

 (2) Includes options exercisable within 60 days of March 19, 1999 and assumes the conversion of certain warrants issued by the Company in connection with the issuance of the Series B Preferred Stock (the "Series B Warrants") for Common Stock on a one-to-one basis.

 (3) Includes Common Stock (including options exercisable within 60 days of March 19, 1999), shares of Series A Preferred Stock and Series B Preferred Stock after giving effect to the conversion at an initial ratio of
      105.26316 shares of Common Stock per share of Preferred Stock, and Series B Warrants exercisable for Common Stock on a one-to-one basis.

 (4) Includes 5,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

 (5) Represents 2,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999. Excludes 7,000 shares of Series A Preferred Stock, 7,900 shares of Series B Preferred Stock and 63,200 Series B Warrants beneficially owned by Pecks Management Partners, Ltd. ("Pecks"). Mr. Cresci is a Managing Director of Pecks and disclaims beneficial ownership of such shares.

 (6) On July 10, 1998, an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") was executed by and between the Company, Messrs. DeBoer and Fix, Doubletree and certain other parties signatory thereto in connection with the issuance of the Company's Series B Preferred Stock (collectively, the "Stockholders Group"). The Stockholders Group may be deemed to be a "group" for purposes of 13(d)(3) of the Securities Exchange Act of 1934, as amended. Messrs. DeBoer, Fix, Cresci (through his association with Pecks), Morris (through his association with Olympus Growth Fund II, L. P. ("OGF-II") and Olympus Executive Fund, L.P. ("OEF")), Pados (through his association with Private Equity Investors III, L.P. ("PEI-III") and Equity-Linked Investors-II ("ELI-II")), and Keltner and Storey (through their association with Promus), Doubletree and the other parties to the Stockholders Agreement may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group. The Stockholders Agreement provides for certain rights and obligations regarding the nomination and election of directors. See "Stockholders Agreement." The listed holders disclaim beneficial ownership of the shares except to the extent that they have a pecuniary interest therein.

 (7) Excludes 99,676 shares of Common Stock held by the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (collectively, the "DeBoer Trusts"). Mr. DeBoer has no interest in the DeBoer Trusts and disclaims beneficial ownership of such shares.

 (8) Represents 2,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

 (9) Includes 250 shares of Series A Preferred Stock held by Mr. Fix as Trustee for the Warren D. Fix Defined Benefit Plan Trust. Includes 274,965 shares of Common Stock held by the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership"). Mr. Fix disclaims beneficial ownership of these shares except to the extent of his interest in the Fix Partnership. Includes 25,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

(10) Includes 12,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

(11) Represents 6,250 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

(12) Represents 2,500 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999. Excludes 100 shares of Series A Preferred Stock, 49 shares of Series B Preferred Stock and 392 Series B Warrants beneficially owned by OEF. Excludes 9,900 shares of Series A Preferred Stock, 4,841 shares of Series B Preferred Stock and 38,728 Series B Warrants beneficially owned by OGF-II. Mr. Morris is an executive officer of the general partners of both OEF and OGF-II and disclaims beneficial ownership of the shares held by such entities.

(13) Represents 2,500 shares of Common Shares subject to options exercisable within 60 days of March 19, 1999. Excludes 3,500 shares of Series A Preferred Stock, 12,000 shares of Series B Preferred Stock and 96,000 Series B Warrants beneficially owned by ELI-II. Excludes 3,500 shares of Series A Preferred Stock, 12,000 shares of Series B Preferred Stock and 96,000 Series B Warrants beneficially owned by PEI-III. Mr. Pados is an executive officer of Desai Capital Management Incorporated ("DCMI") and disclaims beneficial ownership of such shares. DCMI acts as an investment advisor to PEI-III and ELI-II and, with the respective general partners of PEI-III and ELI-II, has the power to vote or to direct the vote and to dispose or to direct the disposition of such shares under an investment and advisory agreement between PEI-III and ELI-II.

(14) Represents 25,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

(15) Includes 5,000 shares of Common Stock subject to options exercisable within 60 days of March 19, 1999.

(16) Doubletree is a wholly-owned subsidiary of Promus Hotel Corporation ("Promus"). (17) Based on Schedule 13D filed October 23, 1997 and Schedule 13D/A filed December 11, 1998 by OGF-II and OEF. OEF, an affiliate of OGF-II, beneficially owns an additional 100 shares of Series A Preferred Stock, 49 shares of Series B Preferred Stock and 392 Series B Warrants, and, as a party to the Stockholders Agreement, may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group.

(18) The listed holder is known by the Company to have purchased shares of the Company's Preferred Stock and to have entered into the Stockholders Agreement. The Company is unaware of any other stockholdings of the holder.

(19) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by LNR Candlewood Holdings, Inc. ("LNR"), Leisure Colony Management Corp. ("Leisure") and LNR Property Corporation ("LNR Property"). The shares beneficially owned by LNR, Leisure and LNR Property are issued to LNR. Leisure, as the sole shareholder of LNR, and LNR Property, as the sole shareholder of Leisure, each has shared power to vote or to direct the vote and to dispose of, or direct the disposition of, the shares issued to LNR.

(20) Based on Schedule 13D filed on June 4, 1998, and Schedule 13D/A filed on September 10, 1998 by Pecks Management Partners, Ltd.

(21) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by ELI-II, PEI-III, DCMI and Rohit Mujilal Desai ("Mr. Desai"). The power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by PEI-III is vested in its general partner Rohit M. Desai Associates-III, LLC ("RMDA-III"), however, such decisions may also be made by DCMI under an investment and advisory agreement between PEI-III and DCMI. Accordingly, RMDA-III and DCMI may be deemed to beneficially own the shares held by PEI-III. Mr. Desai is the managing member of RMDA-III and the Chairman, President and Treasurer of DCMI, and may be deemed to share the power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by PEI-III.

(22) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by ELI-II, PEI-III, DCMI and Mr. Desai. The power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by ELI-II is vested in general partner Rohit M. Desai Associates-II ("RMDA-II"), however, such decisions may also be made by DCMI under an investment and advisory agreement between ELI-II and DCMI. Accordingly, RMDA-II and DCMI may be deemed to beneficially own the shares held by ELI-II. Mr. Desai is the general partner of RMDA-II and the Chairman, President and Treasurer of DCMI, and may be deemed to share the power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by ELI-II.

(23) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by Advance Capital Associates L.P. ("Advance L.P."), Advance Capital Management, LLC ("Advance LLC"), Advance Capital Partners, L.P. ("Advance Capital") and Advance Capital Offshore Partners, L.P. ("Advance Offshore"). The shares beneficially owned by Advance L.P. and Advance LLC are held by Advance Capital (2,457 shares of Series A Preferred Stock, 1,523 shares of Series B Preferred Stock and 12,184 Series B Warrants) and Advance Offshore (793 shares of Series A Preferred Stock, 477 shares of Series B Preferred Stock and 3,816 Series B Warrants). With respect to the shares issued to them, respectively, Advance Capital and Advance Offshore each has shared power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares beneficially owned by Advance L.P. and Advance LLC.

(24) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by The Mutual Life Insurance Company of New York ("MONY"). The share beneficially owned by MONY are held by J. Romeo & Co.

(25)  Based on Schedule 13D filed on June 4, 1998 by Allied Capital Corporation.

REGISTRATION RIGHTS

        In connection with the issuance and sale of the Company's Series B Preferred Stock in July, 1998 (the "Series B Private Placement"), the Company, Mr. Jack P. DeBoer, Doubletree, the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (the "DeBoer Trusts"), the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership") (collectively, the "Initial Stockholders") and certain other purchasers of the Preferred Stock, entered into that certain Amended and Restated Registration Rights Agreement dated as of July 10, 1998 (the "Registration Rights Agreement"). The Registration Rights Agreement replaced that certain Registration Rights Agreement dated as of September 22, 1997.

        Pursuant to the terms of the Registration Rights Agreement, the parties have two demand registration rights under which they may require (subject to certain limitations) the Company to register under the Securities Act of 1933, as amended, certain shares of Common Stock owned by the parties. The Company is not required to file a registration statement upon exercise of these demand registration rights within 180 days following any underwritten public offering of Common Stock or securities, convertible into or exercisable or exchangeable for Common Stock. The Company is also obligated to allow the parties to participate in underwritten offerings originated by the Company, subject to certain limitations. All expenses of any registration relating to securities as provided in the Registration Rights Agreement (other than underwriting discounts and commissions and fees and expenses of counsel for selling stockholders) are to be borne by the Company.

STOCKHOLDERS AGREEMENT

        Following the completion of the Series B Private Placement, the Initial Stockholders and certain holders of Preferred Stock entered into an Amended and Restated Stockholders Agreement dated as of July 10, 1998 (the "Stockholders Agreement"). The Stockholders Agreement replaced that certain Stockholders Agreement dated as of September 22, 1997. The Stockholders Agreement provides that, subject to certain conditions described below and so long as each entity holds at least 20% of the Series A Preferred Stock that it originally purchased, Olympus Growth Fund II, L.P. ("Olympus"), Desai Capital Management, Inc. ("Desai") and Pecks Management Partners Ltd. ("Pecks", collectively, the "Series A Purchase Group") are each entitled to designate a single individual for nomination to stand for election to the Board of Directors (for a total of three directors selected by the Series A Purchaser Group). In addition, subject to certain conditions described below and so long as each entity holds at least 20% of the Series B Preferred Stock originally purchased, the holders of at least a majority of the Series B Preferred Stock are entitled to designate a single individual for nomination to stand for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two individuals for nomination to stand for election to the Board of Directors, and that Mr. DeBoer, the DeBoer Trusts and the Fix Partnership (collectively, the "DeBoer/Fix Holders") (or a permitted transferee) are entitled to collectively designate two individuals for nomination to stand for election to the Board of Directors. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree, together with the DeBoer/Fix Holders to designate the remaining independent directors for nomination to stand for election to the Board of Directors and to designate the president of the Company for nomination to stand for election to the Board of Directors. Each of the parties to the Stockholders Agreement have agreed to vote its shares in favor of the individuals nominated by the other parties to the Stockholders Agreement.

        The rights and obligations of the holders of the Preferred Stock under the Stockholders Agreement terminate as follows:

        o In the case of the holders of the Series A Preferred Stock, upon the failure of all such holders to collectively hold, beneficially or of record, at least 20% of the Series A Preferred Stock or Common Stock equivalents purchased in the initial offering of the Series A Preferred Stock.

        o In the case of the holders of the Series B Preferred Stock, upon the failure of all such holders to collectively hold, beneficially or of record, at least 20% of the Series B Preferred Stock or Common Stock equivalents purchased in the initial offering of the Series B Preferred Stock.

        o In the case of any holder of Preferred Stock, on the date that the Common Stock resulting from the conversion of Preferred Stock held by such holders into Common Stock have been sold pursuant to an effective registration statement in accordance with the rules and regulations of the Securities and Exchange Commission or a sale pursuant to Rule 144 thereof.

        o In addition, the rights and obligations of any of Olympus, Desai or Pecks under the Stockholders Agreement terminate if such entity holds, beneficially or of record, less than 20% of the Series A Preferred Stock or Common Stock equivalents purchased by such entity in the initial offering of the Series A Preferred Stock.

        o Finally, the rights and obligations of Doubletree and the DeBoer/Fix Holders under the Stockholders Agreement terminate upon both the failure of such holders or their permitted transferees, collectively, to hold, beneficially or of record, at least 20% of the outstanding voting interests of the Company, and the termination of the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock.

                        EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company as of April 6, 1999 are as follows:


      NAME                         AGE       POSITION
      ----                         ---       --------
 Jack P. DeBoer..............       68       Chief Executive Officer and Chairman of the Board
 James E. Roos...............       47       President and Chief Operating Officer
 Warren D. Fix...............       60       Executive Vice President, Chief Financial
                                             Officer, Secretary, Treasurer and Director
 Jeffrey F. Hitz.............       53       Senior Vice President--Development
 Thomas Kennalley............       42       Vice President--Controller and Assistant Secretary
 H. Steven Meadows...........       45       Vice President--Operations
 David A. Redfern............       33       Vice President--Sales and Marketing
 Gina-Lynne Scharoun.........       28       Vice President--Franchise Development

        For a description of the business background of Messrs. DeBoer and Fix, see "Proposal 1--ELECTION OF DIRECTORS."

        JAMES E. ROOS has served as President and Chief Operating Officer of the Company since June 1997. From 1993 to 1997, Mr. Roos was Executive Vice President of Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel company. From 1991 to 1993, Mr. Roos served as Vice President of Operations for the Western Region of Holiday Inns, Inc. From 1987 to 1991, Mr. Roos was Vice President of Operations and Development for Hampton Inns, Inc., a division of Promus Companies/Holiday Inns, Inc. From 1981 to 1987 Mr. Roos was Director of Operations for Holiday Inns, Inc.

        JEFFREY F. HITZ has served as Senior Vice President of Development of the Company since February 1998. From May 1996 to February 1998, Mr. Hitz served as Vice President of Real Estate of the Company. From July 1995 to March 1996, Mr. Hitz was a consultant to several retail chains on site selection and concept development. From October 1994 to July 1995, Mr. Hitz was Senior Vice President, Operations for EZCorp, Inc., a publicly traded retail chain. From August 1989 to October 1994, Mr. Hitz held several positions with THORN Americas, Inc., an operator of a national chain of rent-to-own stores, including Vice President, Development. From 1986 to 1989, Mr. Hitz was a multi-unit franchisee of two restaurant concepts in California and Arizona.

        THOMAS KENNALLEY has served as Vice President-Controller and Assistant Secretary of the Company since December 1997. From 1996 to 1997, Mr. Kennalley was Director of Financial Reporting for THORN Americas, Inc., an operator of a national chain of rent-to-own stores. From 1991 to 1996, he was Treasurer of Advantage Companies, Inc., the largest publicly held franchisor of Rent-A-Center stores. Mr. Kennalley also has ten years of experience in the audit department of a national firm of certified public accountants.

        H. STEVEN MEADOWS has served as Vice President of Operations since November 1998. From August 1993 to November 1998, Mr. Meadows held several positions with Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel company, including most recently Vice President, Operations. From August 1991 to August 1993, he served as a General Manager for a hotel operated by Holiday Inns, Inc. From November 1990 to August 1991, Mr. Meadows served as a General Manager of a Ramada Hotel, a hotel operated by Hospitality Unlimited Investments.

        DAVID A. REDFERN has served as Vice President of Sales and Marketing of the Company since December 1995. From August 1994 to December 1995, Mr. Redfern served as the National Sales Director for the Summerfield Suites Hotel chain, an up-scale extended-stay hotel chain. From June 1993 to January 1995, Mr. Redfern served as a Task Force Manager for Summerfield Suites. From September 1991 to June 1993, Mr. Redfern attended the University of California - Irvine, where he received his M.B.A. degree. From January to June 1993, Mr. Redfern was also employed by Cruttenden & Co., Inc., an investment banking firm, as a research analyst. From August 1990 to September 1991, Mr. Redfern served as Director of Sales for the Summerfield Suites hotel in San Francisco, California. From 1988 to August 1990, Mr. Redfern was a Sales Manager for the Residence Inn by Marriott in La Jolla, California.

        GINA-LYNNE SCHAROUN has served as Vice President of Franchise Development of the Company since August 1997. From June 1996 to July 1997, she held the position of Director of Franchise Development of the Company. From January 1996 until May 1996, Ms. Scharoun held various positions in the Company's Corporate and Franchise Development Departments. From September 1993 to December 1995, Ms. Scharoun served in various positions, including Assistant Vice President of Community Reinvestment, for Fourth Financial Corporation, a financial institution.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998 of those persons who were either (i) the chief executive officer of the Company,
(ii) one of the other four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000, or (iii) any other executive officer who would have qualified under sections (i) or (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 1998 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                               ANNUAL COMPENSATION            LONG
                                        ----------------------------------    TERM
                                                                 OTHER       AWARDS
                                                                 ANNUAL       STOCK       ALL OTHER
                                                                 COMPEN-     OPTIONS       COMPEN-
NAME AND PRINCIPAL POSITION      YEAR    SALARY         BONUS    SATION      (SHARES)      SATION
---------------------------      ----    ------         -----    ------      --------     ---------
Jack P. DeBoer                   1998   $211,795(1)    $75,000   $3,876(2)    30,000          --
    Chief Executive Officer      1997    135,500(3)     75,000    2,068(4)        --          --
    and Chairman of the Board    1996     96,000            --       --           --          --

James E. Roos                    1998    173,658(5)     50,000    1,637(6)    12,000          --
    President and Chief          1997     82,500(7)    118,675    5,541(8)   100,000          --
    Operating Officer

Warren D. Fix                    1998    157,986(9)     50,000   12,612(10)   12,000          --
    Executive Vice President,    1997    120,000(11)    50,000    7,101(12)       --          --
    Chief Financial Officer      1996     96,000            --    6,117       50,000          --
    and Secretary

Jeffrey F. Hitz                  1998    121,233(13)    50,000    1,375(14)    6,500          --
    Senior Vice President -      1997     89,538        16,000    1,187           --          --
    Development                  1996     47,692            --       --       25,000          --

Thomas R. Kennalley              1998     95,000        20,000    l,096(15)       --          --
    Vice President -             1997      3,654(16)     8,000       --       25,000          --
    Controller

-------------------

 (1) Represents a base salary of $175,000 from January 1, 1998 to July 26, 1998 and a base salary of $260,000 from July 27, 1998 to December 31, 1998 on an annualized basis.

 (2) Includes $1,765 in matching contributions to the executive officer's 401(k) plan and $2,111 for an annual physical.

 (3) Represents a base salary of $96,000 from January 1, 1997 to June 30, 1997 and a base salary of $175,000 from July 1, 1997 to December 31, 1997.

 (4) Includes $1,425 in matching contributions to the executive officer's 401(k) plan and $643 for an annual physical.

 (5) Represents a base salary of $165,000 from January 1, 1998 to July 26, 1998 and a base salary of $185,000 from July 27, 1998 to December 31, 1998 on an annualized basis.

 (6) Includes $1,637 in matching contributions to the executive officer's 401(k) plan.

 (7) Represents a base salary of $165,000 on an annualized basis. Mr. Roos commenced employment with the Company in June 1997 as President and Chief Operating Officer.

 (8)  Includes $5,181 for lodging.

 (9) Represents a base salary of $145,000 from January 1, 1998 to July 26, 1998 and a base salary of $175,000 from July 27, 1998 to December 31, 1998 on an annualized basis.

(10) Includes $11,072 for automobile expenses and $1,540 in matching contributions to the executive officer's 401(k) plan.

(11) Represents a base salary of $96,000 from January 1, 1997 to June 30, 1997 and a base salary of $144,000 from July 1, 1997 to December 31, 1997 on an annualized basis.

(12) Includes $4,295 for automobile expenses, $1,425 in matching contributions to the executive officer's 401(k) plan and $1,381 for an annual physical.

(13) Represents a base salary of $100,000 from January 1, 1998 to February 24, 1998 and a base salary of $125,000 from February 25, 1998 to December 31, 1998 on an annualized basis.

(14) Includes $1,375 in matching contributions to the executive officer's 401(k) plan.

(15) Includes $1,096 in matching contributions to the executive officer's 401(k) plan.

(16) Mr. Kennalley commenced employment with the Company in December 1997 as Vice President-Controller and Assistant Secretary

        The following table sets forth certain information with respect to grants of stock options during 1998 to the Named Executive Officers pursuant to the Company's 1996 Equity Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL
                                           PERCENTAGE                                  REALIZABLE VALUE AT
                                            OF TOTAL                                     ASSUMED ANNUAL
                            NUMBER OF        OPTIONS      EXERCISE                    RATES OF STOCK PRICE
                           SECURITIES      GRANTED TO      OR BASE                       APPRECIATION
                           UNDERLYING       EMPLOYEES       PRICE                       FOR OPTION TERM(2)
                             OPTIONS        IN FISCAL       (PER       EXPIRATION     --------------------
NAME                       GRANTED(1)         YEAR         SHARE)         DATE            5%         10%
----                       ----------      ----------     --------     -----------     --------- ---------
Jack P. DeBoer               30,000           --           $9.50         7/27/08       $179,235   $454,217
James E. Roos                12,000           --            9.50         7/27/08         71,694    181,687
Warren D. Fix                12,000           --            9.50         7/27/08         71,694    181,687
Jeffrey F. Hitz               6,500           --            9.50         7/27/08         38,834     98,414
Thomas R. Kennalley              --           --              --              --             --         --

-------------
(1)   Represents options granted under the Company's 1996 Equity Plan.

(2) Assumed annual rates of return are for illustrative purposes only. Actual stock price will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

        The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 1998 pursuant to the Company's 1996 Equity Plan. No options were exercised by any of the Named Executive Officers during 1998.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                              Value of Unexercised
                                            Number of Unexercised                 In-the-Money
                                                 Options at                        Options at
                                              December 31, 1998                December 31, 1998 (1)
                                        -------------------------------     ----------------------------
                                        Exercisable       Unexercisable     Exercisable    Unexercisable
                                        -----------       -------------     -----------    -------------
Jack P. DeBoer.......................         --              30,000             0               0
James E. Roos........................      25,000             87,000             0               0
Warren D. Fix........................      25,000             37,000             0               0
Jeffrey F. Hitz......................      12,500             19,000             0               0
Thomas R. Kennalley..................       6,250             18,750             0               0

---------------
(1) Based on the closing sales price of the Company's Common Stock on the Nasdaq National Stock Market on December 31, 1998 ($5.25), minus the exercise price of the option, multiplied by the number of shares to which the option relates.

AGREEMENTS RELATING TO EMPLOYMENT

        The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to continue to serve as the Company's Chief Executive Officer until August 1999. Mr. DeBoer will receive annual cash compensation and shall be eligible for a bonus to be set by the Compensation Committee. The contract provides that upon a change of control of the Company or termination of employment under certain circumstances, Mr. DeBoer will be entitled to a payment equal to three times his average annual salary for the previous three years. The contract provides that, during the term of the contract, except with respect to certain passive investments in lodging companies and hotel properties and activities related to properties held at the time of the offering, Mr. DeBoer will not engage in the acquisition, founding, development, operation or management of any hotel companies or chains. For two years after Mr. DeBoer's contract ends, subject to the aforementioned exceptions, Mr. DeBoer will not engage in the acquisition, founding, development, operation, or management of any new hotel companies or chains.

        In June of 1997, the Company entered into an employment agreement with Mr. James E. Roos under which he agreed to serve as the Company's President. Under the agreement, Mr. Roos receives annual cash compensation and certain bonuses. The agreement provides that, in the event that the Company is sold in the first 24 months of Mr. Roos' employment and, as a result of such sale, Mr. Roos' job is eliminated, he will receive a separation payment of $200,000.

                  COMPENSATION COMMITTEE REPORT ON COMPENSATION

        Compensation and benefit practices of the Company are established and governed by the Compensation Committee comprised exclusively of independent members of the Board of Directors. For 1998, the Compensation Committee consisted of Gary E. Costley, Frank J. Pados, Jr. and Tony M. Salazar. Mr. Fix is a non-voting ex officio member of the Compensation Committee. Robert Morris, an independent director, also participated as a non-voting member of the Committee. Mr. Costley served as Chairman of the Committee during 1998.

        The Compensation Committee establishes the general compensation policy of the Company, reviews and approves compensation of the senior executive officers of the Company and administers the Company's 1996 Equity Plan and any other employee benefit plans established by the Company. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable in consideration of all the facts, including practices of comparably sized corporations engaged in the hotel business, (ii) adequately recognizes performance tied to creating shareholder value, (iii) is responsive to current tax, accounting and Securities and Exchange Commission guidelines, and (iv) meets overall Company compensation and business objectives.

        The Compensation Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. In addition, the Compensation Committee attempts to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. To this end, the compensation program has been designed to balance short and long-term incentive compensation to achieve desired results and pay for performance. The Company's compensation policy is to reward performance as measured by the creation of value for stockholders. The Compensation Committee utilizes base salary, certain annual bonus awards and long-term incentive compensation pursuant to the 1996 Equity Plan as part of its program. The hotel and hospitality industry is characterized by substantial competition for skilled employees. The ability of the Company to attract, motivate and retain high caliber individuals is dependent in large part on the compensation packages it offers.

        Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. The Compensation Committee attempts to design Candlewood's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." Candlewood may, however, pay compensation which is not deductible in limited circumstances when sound management of Candlewood so requires.

        BASE SALARY

        Salaries for executive officers are reviewed annually by the Compensation Committee based upon a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. In 1998, the Compensation Committee chartered two studies relating to the compensation of the Company's senior officers. Each study was performed by an independent benefits consultant and identified a shortfall in the overall compensation of the Company's senior officers when compared to the fiftieth percentile (median) of a group of comparable companies. Based in part on these studies and in an attempt to meet the median overall compensation of the Company's peer group, the base salary for each of the five highest paid officers for 1998 was reviewed and established by the Compensation Committee. The Compensation Committee may further adjust these salaries in 1999 if the Compensation Committee believes that such adjustment would be reasonable in view of competitive practices, the Company's performance and the contribution of those officers to that performance.

        INCENTIVE COMPENSATION PLAN

        The Company has established an incentive compensation plan for officers and key employees of the Company. This plan provides for the payment of an annual bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Each participant's performance objectives, which are reviewed and established at the beginning of the year by the Compensation Committee, vary from year to year and are based, among other things, on measures of profitability, cash flow and other measures of the Company's performance, as well as upon each individual's specific role within the Company. Pursuant to the Company's Employment Agreement with Mr. DeBoer, Mr. DeBoer is eligible for an annual bonus to be set by the Compensation Committee. The bonus levels for 1998 and 1999 were established with significant input from the two compensation studies chartered by the Compensation Committee.

        Although the Company did not meet its stated targets for the 1998 Bonus Plan, the Compensation Committee granted bonuses to the Company's executive officers. The Compensation Committee granted these bonuses after taking other considerations into account, including the efforts of Company management, Mr. DeBoer's evaluation of their performance, the relative ranking of the compensation of the officers vis-a-vis other similarly situated companies, the impact on morale and performance of granting no bonuses, the potential that certain employees may leave the Company or be hired by competitors, the magnitude by which the Company failed to meet its stated targets, the Company's development activity, the many variables which may have impacted performance this past period, and certain accounting charges and non-recurring write-offs which affected the Company's performance notwithstanding the efforts of the officers. The Compensation Committee also considered the Company's growth rate and the qualitative performance of each of the bonus eligible employees.

        LONG-TERM INCENTIVE COMPENSATION

        1996 EQUITY PARTICIPATION PLAN

        The Company has established the 1996 Equity Participation Plan to provide an additional incentive for executive officers, other key employees, the Company's non-employee Directors ("Independent Directors") and consultants of the Company through granting of options, restricted stock and other awards, thereby stimulating their personal and active interests in the Company's development and financial success, and inducing them to remain in the Company's employ.

        Based in part on the findings of the two compensation studies chartered by the Compensation Committee, in 1998 the Compensation Committee established annual option grant award targets for the Company's executive officers. The annual award targets are designed to bring executive compensation in line with the median compensation paid by the Company's peer group of companies. The option award targets do not obligate the Compensation Committee to award any options.

        During 1998, the Company granted to executive officers, other Company employees, Independent Directors and consultants of the Company options to purchase approximately 397,800 shares of Common Stock pursuant to the 1996 Equity Participation Plan. Of the 397,800 options issued during 1998, 20,000 were issued to directors (pursuant to formula grants under the 1996 Equity Participation Plan), 85,500 were issued to executives and 292,300 were issued to other Company employees. The options are exercisable at prices per share ranging from $4.00 to $9.50. The total number of options granted to each individual was determined primarily by the position of the participant. The Company has historically granted options to all employees of the Company regardless of position. Of the 899,900 options issued and outstanding as of December 31, 1998, 70,000 were issued to directors (pursuant to formula grants under the 1996 Equity Participation Plan), 435,500 were issued to executives and 394,400 were issued to other Company employees.

        401(k) PROFIT SHARING PLAN

        The Company administers the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "401(k) Plan"), which is designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all employees of the Company who have attained age 21 and have completed ninety days of service. Participants receive service credit for employment with the predecessor of the Company.

        A participant in the 401(k) Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the 401(k) Plan. The Company may, but is not obligated to, make contributions on behalf of each participant at the rate of up to 25% of the participant's contribution, not to exceed 6% of the employee's compensation. For the year ended December 31, 1998, the Company matched employee contributions in the amount of $94,000.

        CHIEF EXECUTIVE COMPENSATION

        In 1998, Mr. DeBoer, the Company's Chief Executive Officer and Chairman of the Board, received base compensation of $211,795. The Compensation Committee increased Mr. DeBoer's salary in 1998 from $175,000 to $260,000 and his 1998 base compensation represents a base salary of $175,000 from January 1, 1998 to July 26, 1998 and a base salary of $260,000 from July 27, 1998 to December 31, 1998 on an annualized basis. Mr. DeBoer also received a bonus of $75,000 and 30,000 stock options pursuant to the 1996 Equity Plan for 1998.

        In establishing Mr. DeBoer's compensation, the Compensation Committee followed its established compensation philosophy and process described above. In particular, the Compensation Committee noted the Company's results and Mr. DeBoer's several initiatives to focus and align the Company's strength and objectives to varying market conditions. In addition, relying largely on the two compensation studies it chartered, the Compensation Committee also considered the median compensation paid by a peer group of companies as well as market trends as they related to compensation of chief executive officers in the Company's industry.

        The foregoing report has been approved by all the members of the Compensation Committee.

Date: April 2, 1999                      Gary E. Costley
                                         Tony M. Salazar
                                         Frank J. Pados, Jr.

THE ABOVE REPORT OF THE COMPENSATION COMMITTEE WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE TO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company has implemented a policy requiring any material transaction or agreement with a related party to be approved by a majority of the directors not interested in such transaction or agreement, provided that they determine that the terms of any such transaction or agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party. Mr. Fix is a non-voting ex officio member of the Compensation Committee.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the cumulative total stockholder return of the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Hotel-Motel index for the period from January 1, 1998 to December 31, 1998.

                 COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*

           AMONG CANDLEWOOD HOTEL COMPANY, INC., THE S & P 500 INDEX
                       AND THE S & P LODGING-HOTELS INDEX

                                       11/5/96  12/96  12/97   12/98
                                       -------  -----  -----   -----
CANDLEWOOD HOTEL COMPANY, INC.           100      96     88     53
S & P 500                                100     105    141    181
S & P LODGING - HOTELS                   100      95    133    108

------------------
* $100 INVESTED ON 11/5/96 IN STOCK OR ON 10/31/96 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                              CERTAIN TRANSACTIONS

        In March 1999, the Company moved its corporate headquarters to 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206, and began leasing this space from Vantage Point Properties, Inc. During 1998 and the first quarter of 1999, the Company leased office space in Wichita, Kansas from MSI Building, LLC ("MSI Building"), a limited liability company. From February 1996 to March 1999, the Company leased office space and certain equipment from MSI Building. In 1998, the costs incurred by the Company for such office space and equipment totaled approximately $118,000. Mr. DeBoer is a minority member of MSI Building.

        The Company obtains business insurance, such as property, liability, workers' compensation and group medical coverages, through Manning & Smith Insurance. The Company believes that the types and amounts are consistent with those obtained by similar businesses. The Company has compared the rates received from Manning & Smith and believes that they are competitive with the rates available from other carriers. For 1998, the expenses incurred by the Company for such coverages totaled approximately $1.3 million, including commissions paid to Manning & Smith in the approximate amount of $147,000. Mr. DeBoer owns a minority interest in Manning & Smith Insurance.

        The Company purchases corporate travel through Wichita Air Services, owned by Mr. DeBoer. For 1998, the Company incurred costs from Wichita Air Services in the approximate amount of $396,000. The Company may purchase a .01% interest in Wichita Air Services for a nominal fee during 1999.

        Doubletree has agreed to guarantee portions of certain loans made to the Company and its franchisees in excess of 60% of the hotel cost, up to a maximum of 80% of the cost of hotels that the Company manages and 75% of the costs of hotels not managed by the Company. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the cash flows of the hotels and a 0.25-0.50% fee on the total loan amount outstanding. During 1998, Richard J. Ferris, a director of the Company, served as a Director and member of the Executive Committee of Promus. William L. Perocchi, a director of the Company, served as the Chief Financial Officer of Promus during 1998 and currently serves as a consultant to Promus. Thomas L. Keltner, a director of the Company, served as Executive Vice President and Chief Development Officer of Promus during 1998 and currently serves as President, Brand Performance and Development Group of Promus. Thomas W. Storey, a director of the Company, served as Executive Vice President, Marketing of Promus during 1998 and currently serves as Executive Vice President, Corporate Strategic Planning and Venture Operations of Promus.

        Doubletree has extended to the Company a $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. The Company has drawn down the full amount of this facility, which is evidenced by long-term notes payable and which bears interest at a rate calculated based on the date amounts were advanced to the Company or its predecessors, ranging from 7% to 15%. During 1998, the Company incurred interest totaling approximately $1.8 million related to the credit facility. A significant portion of this amount was capitalized as construction period interest.

        To help finance the continued development of Candlewood-owned hotels, the Company completed a private placement whereby it issued 42,000 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") at a price of $1,000 per share, raising net proceeds of $39.4 million. The Company also issued the holders of the Series B Preferred Stock, at no additional cost, warrants to purchase an aggregate of 336,000 shares of Common Stock at $12.00 per share. The private placement of the Series B Preferred Stock and accompanying warrants was completed in two separate closings on July 13, 1998 ($39.4 million) and August 3, 1998 ($2.6 million). The purchasers of the Series B Preferred Stock (the "Purchasers") consisted of a group of institutional investors and accredited investors, including entities affiliated with Robert J. Cresci, Robert S. Morris and Frank J. Pados, Jr., each of whom are members of the Company's Board of Directors. The Purchasers are entitled to a preferential dividend equal to 7.5%, payable quarterly. The Certificate of Designation provides for the conversion of the Series B Preferred Stock into Common Stock upon the election of the holders, at a price of $9.50 per share of Common Stock, subject to certain anti-dilution adjustments.

        In connection with the placement of its Series B Preferred Stock, the Company entered into a Registration Rights Agreement and the Stockholders Agreement. See "Voting Securities and Principal Holders Thereof -- Registration Rights," "-- Stockholders Agreement." On June 30, 1998, the Board of Directors amended the Bylaws so as to increase the size of the Board of Directors from ten to twelve members. Pursuant to the Stockholders Agreement, the Purchasers of the Series B Preferred Stock are entitled to nominate one individual to serve on the Company's Board of Directors, which the Purchasers have temporarily waived. The holders of the Series A Preferred Stock are also entitled to nominate three individuals to serve on the Company's Board of Directors. During 1998 to the present, Robert J. Cresci, Robert S. Morris and Frank J. Pados, Jr. serve on the Board of Directors as nominees of the holders of the Series A Preferred Stock. The purchasers of the Preferred Stock, Doubletree and certain members of management have agreed to vote for each other's nominees for the Board of Directors pursuant to the Stockholders Agreement. See "Proposal 1: Election of Directors."

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of copies of such forms received by it with respect to fiscal year 1998, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a), EXCEPT, (i) James E. Korroch, who is no longer with the Company, failed to timely file a Form 4 reporting his acquisition of 850 shares of the Company's Common Stock, (ii) Tony M. Salazar failed to timely file a Form 4 reporting his acquisition of 2,000 shares of the Company's Common Stock, and (iii) Robert J. Cresci, Robert S. Morris and Frank
J. Pados, Jr. each failed to timely file a Form 4 reporting the acquisition of the Company's Series B Preferred Stock and warrants to purchase shares of the Company's Common Stock.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders, unless they resign or are removed. The Company's Bylaws authorize a Board comprised of at least seven directors and no more than twelve directors, with the exact number set by resolution of the Board. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at twelve. There are currently no vacancies and, accordingly, there are twelve nominees for election to the Board of Directors.

        In December 1998, Thomas H. Nielsen was appointed to serve as a member of the Board of Directors to fill a vacancy on the Board. In addition, Thomas L. Keltner and Thomas W. Storey were appointed to fill vacancies on the Board in March 1999.

        As described above, the Stockholders Agreement provides that, subject to certain conditions, Olympus, Desai and Pecks are each entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, a majority of the holders of the Series B Preferred Stock are entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two directors, and allows the DeBoer/Fix Holders to collectively designate two directors for election to the Board. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree, together with the DeBoer/Fix Holders to designate the remaining independent directors for election. Pursuant to the Stockholders Agreement, the holders of the Series A Preferred Stock have nominated Robert J. Cresci, Robert S. Morris and Frank J. Pados, Jr. to serve as directors. Doubletree has nominated Messrs. Storey and Keltner, and the DeBoer/Fix Holders have nominated Messrs. DeBoer and Fix to serve as directors. Doubletree, together with the DeBoer/Fix Holders, have nominated the remaining unaffiliated directors: Gary E. Costley, Richard J. Ferris, William L. Perocchi, Tony M. Salazar and Thomas H. Nielsen. Messrs. Ferris and Perrochi were formerly nominees of Doubletree. The holders of Series B Preferred Stock have temporarily waived their right to nominate an individual to serve as a member of the Board of Directors. The Purchasers of the Preferred Stock, Doubletree and Messrs. DeBoer and Fix have agreed to vote for each other's nominees for the Board of Directors pursuant to the Stockholders Agreement.

        Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company and was elected or appointed to his present term of office in accordance with the Bylaws of the Company. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since that time.

                                                                                 FIRST BECAME
 NAME                      AGE    PRINCIPAL OCCUPATION OR POSITION                A DIRECTOR
 ----                      ---    --------------------------------               ------------
 Jack P. DeBoer             68    Chief Executive Officer and Chairman of the        1996
                                  Board of the Company
 Richard J. Ferris          62    Director                                           1996
 Warren D. Fix              60    Executive Vice President, Chief Financial          1996
                                  Officer, Secretary and Treasurer of the
                                  Company

                                                                                 FIRST BECAME
 NAME                      AGE    PRINCIPAL OCCUPATION OR POSITION                A DIRECTOR
 ----                      ---    --------------------------------               ------------
 Tony M. Salazar            47    Executive Vice President of McCormack Baron        1997
                                  & Associates, Inc.
 Gary E. Costley            55    President, Chief Executive Officer and             1997
                                  Chairman of the Board of International
                                  Multifoods Corporation
 Robert J. Cresci           55    Managing Director of Pecks Management              1997
                                  Partners Ltd.
 Robert S. Morris           44    Managing Partner of Olympus Partners               1997
 Frank J. Pados, Jr.        55    Executive Vice President of Desai Capital          1997
                                  Management Inc.
 William L. Perocchi        41    Director                                           1997
 Thomas H. Nielsen          68    Consulting Director of U.S. Trust of               1998
                                  California
 Thomas L. Keltner          52    President, Brand Performance and Development       1999
                                  Group of Promus
 Thomas W. Storey           42    Executive Vice President, Corporate                1999
                                  Strategic Planning and Venture Operations of
                                  Promus

        JACK P. DEBOER has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. In 1975, Mr. DeBoer founded the Residence Inn Company, an upscale extended-stay chain which he built to 100 hotels before selling the company to Marriott Corporation in 1987. Mr. DeBoer is a member of the Board of Trustees of Innkeepers USA Trust, a publicly-held lodging real estate investment trust.

        RICHARD J. FERRIS has served as a director of the Company since its inception. From June 1992 to December 1998, Mr. Ferris served as Co-Chairman of Doubletree. From June 1987 to June 1992, Mr. Ferris was a private investor. Mr. Ferris is the former Chairman and Chief Executive Officer of United Airlines Corporation, a position he held from April 1976 to June 1987. Mr. Ferris serves as a director of The Procter and Gamble Company, B.P. Amoco Corporation and as a director of the PGA Tour Policy Board, for which he serves as Chairman.

        WARREN D. FIX has served as a director and the Executive Vice President, Chief Financial Officer and Secretary of the Company since its inception. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree, primarily developing debt and equity sources of capital for hotel acquisitions and refinancings. Additionally, Mr. Fix was a partner in The Contrarian Group, a business management company, from December 1992 to October 1995. From 1989 to December 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions within The Irvine Company, a California-based real estate and development company, including most recently, Chief Financial Officer.

        TONY M. SALAZAR has served as a director of the Company since February 1997. Mr. Salazar is the Executive Vice President and Director of McCormack Baron & Associates, Inc., a privately held real estate development and property management company, a position which he has held since 1985. He previously served as the Executive Director of the Kansas City Neighborhood Alliance, a community development and financing agency.

        GARY E. COSTLEY has served as a director of the Company since March 1997. Since January 1997, Dr. Costley has served as the Chairman of the Board, President and Chief Executive Officer of International Multifoods Corporation, a food service distribution and manufacturing company. From 1995 to 1996, he served as Dean and Professor of the Babcock Graduate School of Management at Wake Forest University. From 1970 to 1994, Dr. Costley held numerous positions within the Kellogg Company, including most recently, Executive Vice President and President of Kellogg North America, President and Chairman of Kellogg USA, Chairman of Kellogg Canada and Executive Vice President of Kellogg Company. Dr. Costley serves on the boards of directors of International Multifoods Corporation and Pharmacopeia, Inc.

        ROBERT J. CRESCI has served as a director of the Company since November 1997. Mr. Cresci is the Managing Director of Pecks Management Partners Ltd., an investment management firm, a position he has held since September 1990. Mr. Cresci currently serves on the boards of Bridgeport Machines, Inc., EIS International, Inc., Sepracor, Inc., Arcadia Financial, Ltd., Hitox, Inc., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., SeraCare, Inc. and several private companies.

        ROBERT S. MORRIS has served as a director of the Company since November 1997. Mr. Morris founded Olympus Partners in 1989 and serves as the Managing Partner of Olympus Private Placement Fund, L.P., Olympus Growth Fund II, L.P., Olympus Executive Fund, and Olympus Growth Fund III, L.P. Olympus manages approximately $1 billion in capital. Mr. Morris is currently a Director of several Olympus portfolio companies, including AMN Healthcare, Inc. and Entrust Technologies, Inc. Mr. Morris has served on the boards of several divested Olympus portfolio companies. He also serves on the Board of Directors of Hamilton College Endowment Fund. Mr. Morris received his A.B. from Hamilton College and his M.B.A. from the Amos Tuck School of Business at Dartmouth College.

        FRANK J. PADOS, JR. has served as a director of the Company since November 1997. Mr. Pados is the Executive Vice President of Desai Capital Management Inc., an institutionally funded private equity investment firm with approximately $1 billion under management, a position he has held since September 1995. From October 1983 to September 1995, he served as Managing Director of Trust Company of the West and Senior Partner of TCW Capital, an investment management firm. Mr. Pados served on the boards of directors of Eyecare Centers of America and Brown Jordan Company. TCW Capital (of which Mr. Pados was senior partner) was the managing partner of a partnership that made an investment in Common Brothers, a wholesale pharmaceutical drug distributor, in 1991. In 1993 and 1994, Commons Brothers experienced financial difficulties. In 1994, Mr. Pados became Chairman of Commons Brothers to help the Company with its problems. In August 1994, the Company filed a petition under the Federal Bankruptcy Act.

        WILLIAM L. PEROCCHI has served as a director of the Company since November 1997. From December 1997 to January 1999, Mr. Perocchi served as the Executive Vice President and Chief Financial Officer of Promus. From 1993 to 1997, Mr. Perocchi served as Executive Vice President and Chief Financial Officer of Doubletree and served as director of Doubletree from 1996 to 1997. From 1992 to 1993, Mr. Perocchi was Executive Vice President and Chief Financial Officer of Guest Quarters Hotel Partnership, a predecessor company of Doubletree. Previously, Mr. Perocchi was an executive with General Electric Company.

        THOMAS H. NIELSEN has served as a director of the Company since his appointment in December 1998. Mr. Nielsen currently serves as Consulting Director of the Orange County, California office of U.S. Trust of California, an investment management and private banking firm, a position he has held since 1996. From 1993 to 1995, Mr. Nielsen served as Managing Director of the Orange County, California office of U.S. Trust of California. During a career that extended more than ten years with The Irvine Company, a California-based real estate and development company, Mr. Nielsen held several positions, including most recently President and Vice Chairman of The Irvine Company. Mr. Nielsen currently serves on the boards of The Irvine Company and Avalonbay Communities, Inc.

        THOMAS L. KELTNER has served as director of the Company since March 1999. Mr. Keltner currently serves as President, Brand Performance and Development Group of Promus, a position he has held since February 1999. From 1997 to February 1999, Mr. Keltner served as Executive Vice President and Chief Development Officer of Promus. From 1995 to 1997, he served as Senior Vice President, Development of Promus. From 1993 to 1995, he served as Senior Vice President, Development of the Hotel Division of Promus Companies Incorporated. From 1991 to 1993, Mr. Keltner served as President, Golf Training Systems, Inc., a company organized to manufacture and distribute golf training and fitness products. From 1990 to 1991, Mr. Keltner served as Senior Vice President and Chief Operating Officer, Franchise Division of Holiday Inn Worldwide. From 1988 to 1990, Mr. Keltner served as President and Managing Director, Holiday Inns International.

        THOMAS W. STOREY has served as a director of the Company since March 1999. Mr. Storey currently serves as Executive Vice President, Corporate Strategic Planning and Venture Operations of Promus, a position that he has held since February 1999. From 1998 to February 1999, he served as Executive Vice President, Marketing of Promus. Mr. Storey served as Executive Vice President, Sales and Marketing of Doubletree from 1994 to 1997 and of Radisson Hotels International from 1989 to 1994.

        The Board of Directors held eight meetings (including those held by written consent) during the fiscal year ended December 31, 1998. Except for Mr. Perocchi, who attended 63% of the meetings, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period (and for which he served as a director).

        The Company has Audit and Compensation Committees, but has not established a Nominating Committee. Messrs. Perocchi, Cresci and Morris comprised the Audit Committee during 1998. Mr. Fix is a non-voting, ex officio member of the Audit Committee. The Audit Committee's responsibilities include
(i) recommending the selection of the Company's independent public auditors to the Board of Directors, (ii) consulting with the independent auditors with regard to the plan and scope of audit, (iii) reviewing in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, and (iv) consulting with the independent auditors with regard to the adequacy of internal controls, and, if need be, consulting with management regarding the same. The Audit Committee held one meeting during the fiscal year ended December 31, 1998, of which each member attended, except for Mr. Morris, who did not attend.

        Messrs. Costley, Salazar and Pados comprised the Compensation Committee during the fiscal year end December 31, 1998. Mr. Fix is a non-voting, ex officio member of the Compensation Committee. The Compensation Committee reviews and approves executive salaries, considers awards to be granted under the Company's officer bonus plan and performs other related functions upon request of the Board of Directors. The Compensation Committee held five meetings (including one held by written consent) during the fiscal year ended December 31, 1998, of which each member attended.

        As of January 1998, the Company established a Hotel Development Committee to review and approve the Company's development projects.

BOARD COMPENSATION AND BENEFITS

        The Company's Independent Directors receive directors' fees of $4,000 for each Board of Directors meeting attended; provided, however, that no Independent Director receives a fee for any Board of Directors meeting conducted by unanimous written consent. In addition, each Independent Director receives $1,000 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Messrs. Ferris and Perocchi waived their right to receive directors fees for 1998. The Company expects Mr. Perocchi to receive directors fee during 1999. Pursuant to the Company's 1996 Equity Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) was entitled to receive immediately prior to the commencement of the Offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Also pursuant to the 1996 Equity Plan, each person who became a director subsequent to the Offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. In May 1998, Mr. Ferris received options to purchase 10,000 shares of Common Stock pursuant to the 1996 Equity Plan. In addition, Mr. Nielsen received options to purchase 10,000 shares of Common Stock in December 1998. The Company expects to grant Mr. Perocchi options to purchase 10,000 shares of Common Stock during 1999. Messrs. Storey and Keltner waived there right to receive such grants. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

VOTE AND RECOMMENDATION

        Directors will be elected by a favorable vote of a majority of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the twelve nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL TWELVE NOMINEES.

                  STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

        All proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be directed to the attention of the Secretary of the Company, at the address of the Company set forth on the first page of this Proxy Statement, by that date which is 60 days prior to the date of the 2000 Annual Meeting of Stockholders, if they are to be considered for possible inclusion in the Proxy Statement and form of proxy used in connection with such meeting. The 2000 Annual Meeting is expected to be held on or about May 15, 2000.

                                  OTHER MATTERS

        As of the date of this Proxy Statement the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                                            By Order of the Board of Directors,


                                            /s/ Warren D. Fix
                                            ------------------------------------
                                            Warren D. Fix
                                            Secretary

Dated: April 15, 1999

                         CANDLEWOOD HOTEL COMPANY, INC.

    PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 1999

                 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE
              BOARD OF DIRECTORS OF CANDLEWOOD HOTEL COMPANY, INC.

        The undersigned stockholder of Candlewood Hotel Company, Inc., a Delaware corporation, hereby appoints each of Jack P. DeBoer and Warren D. Fix, with full power to act without the other and to appoint his substitute, as Proxy and attorney-in-fact and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all the shares of voting stock of Candlewood Hotel Company, Inc. held of record by the undersigned on April 6, 1999, at the 1999 Annual Meeting of Stockholders to be held on May 17, 1999, or any adjournment or postponement thereof, with respect to:

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                      FOR all twelve          WITHHOLD AUTHORITY            (INSTRUCTION: To withhold
                    nominees listed at         to vote for all          authority to vote for any nominee,
                   the right (except as        twelve nominees          draw a line through (or otherwise
                  marked to the contrary)    listed at the right     strike out) his name in the list below.)

1. Election of             [ ]                        [ ]          NOMINEES:
   Directors:                                                      Mr. Gary Costley       Mr. Robert S. Morris
                                                                   Mr. Robert J. Cresci   Mr. Thomas H. Nielsen
                                                                   Mr. Jack P. DeBoer     Mr. Frank J. Pados, Jr.
                                                                   Mr. Richard J. Ferris  Mr. William L. Perocchi
                                                                   Mr. Warren D. Fix      Mr. Tony M. Salazar
                                                                   Mr. Thomas L. Keltner  Mr. Thomas W. Storey

2. Such other matters as may come before the meeting, as to which discretionary authority is granted to said Proxy.

   THIS PROXY, WHEN PROPERTY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL TWELVE NOMINEES LISTED UNDER PROPOSAL 1 AND AS THE PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

   A majority of the proxies or substitutes as shall be present and shall act at said meeting or any adjournment (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

   THE UNDERSIGNED ACKNOWLEDGE RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT DATED APRIL 15, 1999 AND THE 1999 ANNUAL REPORT OF CANDLEWOOD HOTEL COMPANY, INC.

Signature: ______________________ Signature: ___________________ Dated: ________

   NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS ON YOUR CANDLEWOOD HOTEL COMPANY,
         INC. STOCK CERTIFICATE. IF YOU ARE UNSURE HOW YOUR NAME APPEARS, PLEASE CONTACT CANDLEWOOD HOTEL COMPANY, INC. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.)